Exh 99.1

Destination XL Group, Inc. Announces Appointment of Harvey S. Kanter as its next President and Chief Executive Officer

CANTON, Mass., February 20, 2019 - Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big & tall men’s apparel in the United States (the “Company”), announced that its Board of Directors (the “Board”) has appointed Harvey S. Kanter as the Company’s new President and Chief Executive Officer and a member of its Board.  Mr. Kanter joined the Company as an employee on February 19, 2019, and, in order to ensure a smooth and orderly transition, will serve as Advisor to the Acting CEO until April 1, 2019, when he will succeed David Levin, the Company’s Acting CEO, and assume the full responsibilities of the President & CEO of the Company and become a member of its Board.

Harvey Kanter brings a proven track record in leading executive teams, driving strategy, growing profitability and creating shareholder value for consumer-centric experiential brands.  He was most recently the President, Chief Executive Officer and Chairman of the Board of Blue Nile, Inc., a leading online retailer of high-quality diamonds and fine jewelry, where he repositioned Blue Nile’s strategic direction and reignited its sales growth. Blue Nile was purchased and taken private by Bain Capital in early 2017.  Mr. Kanter continues to serve as Chairman of the Board of Blue Nile. Before Blue Nile, Mr. Kanter was the President and Chief Executive Officer of Moosejaw Mountaineering and Backcountry Travel, Inc., a leading multi-channel retailer of premium outdoor apparel and gear, where he drove a successful turnaround that led to the acquisition of Moosejaw by Walmart.  Prior to Moosejaw, Mr. Kanter served in executive positions at Michael’s Stores, Inc. and Eddie Bauer, Inc. In addition to his board service at Blue Nile, Mr. Kanter currently serves on the board of directors of Potbelly Corporation, an international sandwich concept. He is also a brand ambassador for the Fred Hutch Cancer Research Institute and an advisory board member to the Seattle University Executive MBA Program. Mr. Kanter received his M.B.A. in Marketing from Babson College and his undergraduate degree from Arizona State University with a B.S. in Marketing.

John Kyees, Chairman of the Board, commented, “We welcome Harvey to DXLG, and look forward to his leadership and strategic insights.  We also want to thank David Levin for his outstanding contributions and significant accomplishments during his 18 years as President and CEO of the Company.  In 2002, David was instrumental in our entry into the men’s big & tall market through the acquisition of Casual Male and, since then, has driven the strategic re-direction of our Company, including the design and launch of the DXL concept, the roll-out of a nationwide fleet of 231 fresh and contemporary DXL retail and outlet stores, the development of a new digital platform and the establishment of a wholesale business.  Everyone at DXLG wishes him well in his retirement.”

“We are extremely pleased that Harvey has joined DXLG as its new leader,” Mr. Kyees continued.  “We conducted an extensive search, and are very impressed with Harvey’s track record of creating shareholder value and his digital experience, as well as his strategic and operational expertise.  We are confident that his consumer-focused mindset, passion for omni-channel retail and deep understanding of the new economy will successfully steer the DXL concept through its next phase of growth,” he concluded.

“I’m thrilled to join DXLG and to start working with the Board, the senior management team and the rest of the organization to help the Company win in today’s complex retail environment,” said Harvey Kanter. “DXLG has a tremendous opportunity as the leader in the big & tall men’s apparel sector with a large, growing and addressable market.  The Company’s continued evolution across a highly effective bricks-and-mortar and digital platform enhances an already first-class retail experience for its loyal customer base.  Leveraging its omni-channel and wholesale capabilities to reach a broader customer base will drive the next growth chapter.”

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s apparel in sizes XL and up, with operations throughout the United States as well as in London, England, and Toronto, Canada. In addition to DXL Men’s Apparel retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operates Rochester Clothing stores, Casual Male XL retail and outlet stores, and an e-commerce site at www.dxl.com.  With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company's investor relations website: http://investor.destinationxl.com.

Contact:

Investor Contact:
ICR, Inc.
Tom Filandro, 646-277-1235
Tom.Filandro@icrinc.com